Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan
CEO, President, and Director
Phone: 973-602-1001
BREEZE-EASTERN REPORTS RECORD FISCAL 2011 and FOURTH
QUARTER RESULTS
Whippany, New Jersey — June 3, 2011 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported its Fiscal 2011 financial results.
•	Net sales: $78.2 million, a company record high, versus $69.0 million for Fiscal 2010.

•	Net income: $5.0 million, or $0.53 per diluted share, versus a net loss of ($6.0) million, or ($0.64) per diluted share, last year.

•	Adjusted EBITDA, a “Non-GAAP Financial Measure” as described below in this press release: $11.9 million, versus a negative ($4.3) million in Fiscal 2010.

•	Net debt: $5.1 million, $9.6 million lower than a year ago.

•	Bookings: $79.2 million, versus $68.2 million in Fiscal 2010. The book-to-bill ratio for Fiscal 2011 was 1.0.
Even after excluding unusual non-recurring costs from Fiscal 2010, Fiscal 2011 profits were significantly better than last year Fiscal 2010 results included non-cash charges in the fourth quarter of $12.2 million for inventory obsolescence, environmental liabilities, and estimated losses on engineering project commitments, and also included $1.5 million of one-time costs related to the factory shutdown during the relocation in March, 2010. Excluding these amounts, adjusted Fiscal 2010 net income would have been $2.3 million, or $0.25 per diluted share, and Adjusted EBITDA would have been $9.5 million. Fiscal 2011 net income was more than double the adjusted Fiscal 2010 net income and Adjusted EBITDA was up more than 25%.
For the Fiscal 2011 fourth quarter, the financial results follow.
•	Net sales: $26.9 million, a company record high, versus $18.1 million in last year’s Fiscal fourth quarter.

•	Net income: $2.8 million, or $0.30 per diluted share, versus a loss of ($8.9) million, or ($0.95) per diluted share, in the Fiscal 2010 fourth quarter.
35 Melanie Lane • Whippany • New Jersey 07981
Tel: (973) 602-1001 • Fax: (973) 739-9333 • www.breeze-eastern.com

Breeze-Eastern Corporation — June 3, 2011
Fiscal 2011 Fourth Quarter and Full Fiscal Year Earnings Release

•	Adjusted EBITDA: $5.8 million, versus a negative ($11.5) million in the Fiscal 2010 fourth quarter.

•	Bookings: $25.3 million, versus $21.7 million in the Fiscal 2010 fourth quarter.
Mike Harlan, Chief Executive Officer and President, said, “Our Fiscal 2011 and fourth quarter sales set new company records. We are proud of this accomplishment and the extra effort by many of our employees to achieve these records. Our bookings were much higher than last year, benefiting from higher spare parts orders from the U.S. Government. Our overall profitability was clearly better than the prior year, but was impacted by our relocation and other factors and still has room for improvement. I regard our Fiscal 2011 income statement results as a good step toward the level of performance we expect to deliver.
“Our balance sheet and cash flow continue to be strong. In addition to a good increase in Adjusted EBITDA, a broad team effort increased working capital turnover, which resulted in over $11 million in operating cash flow. We used this strong cash flow to make four debt principal pre-payments, while still funding significant new product development and completion of our relocation to Whippany. Our debt net of cash was $5.1 million at the end of Fiscal 2011 versus $14.7 million a year ago. When our debt was over $60 million, it was an overriding issue for our company; but after extensive efforts, our balance sheet is now a strategic asset. I am also glad to report that after recent evaluations, we believe our environmental reserves are still appropriate and we are not making any adjustments.
“Looking ahead to Fiscal 2012, first quarter shipments are doing well and we are on-track to make significant milestone deliveries for the C-27J, CH-53K, and A400M programs this summer. We will continue to invest in new product development, IT improvements, and improved customer responsiveness during Fiscal 2012, and still improve our net profitability.”
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The Company will conduct a conference call at 10:00 a.m. EDT on Friday, June 3, 2011 with the following numbers: (800) 798-2796 or (617) 614-6204 and passcode 19374578.
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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 160 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation — June 3, 2011
Fiscal 2011 Fourth Quarter and Full Fiscal Year Earnings Release

Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and twelve months ended March 31, 2011 is shown in the tables below.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; changes in our sales strategy and product development plans; changes in the marketplace; developments in environmental proceedings that we are involved in; continued services of our executive management team; status of labor relations; competitive pricing pressures; market acceptance of our products under development; delays in the development of products; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — June 3, 2011
Fiscal 2011 Fourth Quarter and Full Fiscal Year Earnings Release

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/11	3/31/10	3/31/11	3/31/10
Net sales	$26,940	$18,089	$78,200	$69,027
Cost of sales	15,572	16,644	47,248	48,376

Gross profit	11,368	1,445	30,952	20,651

Selling, general, and administrative expenses	3,799	11,730	14,361	20,554
Engineering expense	2,606	1,633	6,923	6,003
Relocation expense	—	614	211	817

Operating income (loss)	4,963	(12,532)	9,457	(6,723)

Interest expense	143	215	694	891
Other expense-net	37	272	213	458

Income before income taxes	4,783	(13,019)	8,550	(8,072)

Provision (benefit) for income taxes	1,942	(4,107)	3,524	(2,029)

Net income (loss)	$2,841	$(8,912)	$5,026	$(6,043)

Basic earnings (loss) per share:	$0.30	$(0.95)	$0.53	$(0.64)

Diluted earnings (loss) per share:	$0.30	$(0.95)	$0.53	$(0.64)

Weighted average basic shares	9,429,000	9,398,000	9,414,000	9,388,000
Weighted average diluted shares	9,484,000	9,398,000	9,443,000	9,388,000
BALANCE SHEET INFORMATION
(In Thousands of Dollars)

	3/31/11	3/31/10
Current assets	$47,756	$39,851
Fixed assets — net	8,351	9,575
Other assets	22,041	26,682

Total assets	$78,148	$76,108

Current portion of long-term debt and short term borrowings	$—	$3,286
Other current liabilities	15,380	11,377

Total current liabilities	15,380	14,663
Long-term debt	11,500	14,786
Other non-current liabilities	17,835	18,839
Stockholders’ equity	33,433	27,820

Total liabilities and stockholders’ equity	$78,148	$76,108

Breeze-Eastern Corporation – June 3, 2011
Fiscal 2011 Fourth Quarter and Full Fiscal Year Earnings Release

Reconciliation of Reported Income (Loss) to Adjusted EBITDA
(In Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	3/31/11	3/31/10	3/31/11	3/31/10

Net sales	$26,940	$18,089	$78,200	$69,027
Cost of sales	15,572	16,644	47,248	48,376

Gross Profit	11,368	1,445	30,952	20,651

Selling, general and administrative expenses	3,799	11,730	14,361	20,554
Engineering expense	2,606	1,633	6,923	6,003
Relocation expense	—	614	211	817

Operating income (loss)	4,963	(12,532)	9,457	(6,723)

Add back: Depreciation and amortization	801	462	2,271	1,587
Relocation expense	—	614	211	817

Adjusted EBITDA	$5,764	$(11,456)	$11,939	$(4,319)

Net income (loss)	$2,841	$(8,912)	$5,026	$(6,043)
Provision (benefit) for income taxes	1,942	(4,107)	3,524	(2,029)
Depreciation and amortization	801	462	2,271	1,587
Relocation expense	—	614	211	817
Interest expense	143	215	694	891
Other expense-net	37	272	213	458

Adjusted EBITDA	$5,764	$(11,456)	$11,939	$(4,319)

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